Exhibit 99.1

Contacts:
Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com

Genomic Health Announces First Quarter 2008 Financial Results and Business Progress
- Product Revenue Increased 78 Percent Compared to First Quarter of 2007 -
- Tests Delivered Grew 68 Percent Compared to First Quarter of 2007 -
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., May 6, 2008 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2008.
Total revenue increased to $23.4 million in the first quarter of 2008 compared to $14.1 million in the first quarter of 2007. Product revenue from Oncotype DX was $23.3 million in the first quarter of 2008, an increase of 78 percent compared to $13.1 million in the first quarter of 2007, reflecting continued growth in adoption and reimbursement. Contract revenue comprised the balance of total revenue for the first quarters of 2008 and 2007.
“We are seeing the positive effects of inclusion in ASCO and NCCN treatment guidelines, and additional rigorous clinical studies of our Oncotype DX breast cancer assay. We believe these factors, as well as our ongoing commercial efforts, contributed to substantial increases in adoption, continued positive reimbursement policies, and strong product revenue growth in the first quarter of 2008,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We believe that physicians are increasingly incorporating Oncotype DX into standard practice for breast cancer treatment.”
Additional First Quarter 2008 Financial Results
During the first quarter of 2008, approximately 50 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, reflecting established payment patterns from payors with coverage policies and contracts in place.
Cost of product revenue was $5.9 million in the first quarter of 2008, compared to $3.8 million for the first quarter of 2007.
Research and development expenses for the first quarter of 2008 were $6.4 million, compared to $5.2 million for the same period in 2007. Selling and marketing and general and administrative expenses for the first quarter of 2008 were $18.3 million, compared to $12.2 million for the same period in 2007.
Included in first quarter 2008 spending was $2.3 million of stock-based compensation expense, compared to $1.3 million of stock-based compensation expense in the same period in 2007.
Net loss was $6.6 million in the first quarter of 2008, compared to $6.9 million in the first quarter of 2007. Excluding stock-based compensation expense, net loss was $4.3 million in the first quarter of 2008, compared to $5.6 million in the same period in 2007. Basic and diluted net loss per share applicable to common stockholders was $0.24 in the first quarter of 2008, compared to a net loss per share of $0.28 in the first quarter of 2007.
“We continue to expect a narrower net loss for the full year 2008, in the range of $15 to $20 million, while we continue to invest in our product pipeline and commercial and clinical laboratory infrastructure,” said Brad Cole, Chief Financial Officer of Genomic Health.
Cash and cash equivalents and investments at March 31, 2008 were $65.4 million, compared to $68.4 million at December 31, 2007.
Recent Highlights and Accomplishments
Peer-Reviewed Publications and Medical Meeting Presentations
— Three abstracts on the impact of the Oncotype DX breast cancer assay on treatment decisions were presented at the 2008 Annual Meeting of the American Society of Breast Surgeons.
— Two abstracts have been accepted for presentation at the 2008 Annual Meeting of the American Society of Clinical Oncology, May 30 to June 3, 2008.
Product Adoption and Expansion
— More than 9,150 test results were delivered in the first quarter of 2008, compared to more than 5,450 test results delivered in the first quarter of 2007. More than 55,000 test results have been delivered since Oncotype DX became commercially available.
— Based on additional clinical results presented at the December 2007 San Antonio Breast Cancer Symposium, we experienced an increase in use of Oncotype DX for patients with node-positive breast cancer.
— Enhanced clinical utility of Oncotype DX reports by providing quantitative measurements of gene expression for estrogen and progesterone receptors.
Reimbursement for Oncotype DX
— Gained coverage for over 21 million additional lives in the quarter for access to Oncotype DX through contracts, policies and agreements, bringing the total U.S. covered lives to approximately 80 percent.
•	Health Care Service Corporation (HCSC), which operates through Blue Cross and Blue Shield divisions in Illinois, New Mexico, Oklahoma, and Texas, established a positive coverage policy for Oncotype DX covering approximately 10 million lives.

•	Blue Cross and Blue Shield of North Carolina established a policy covering approximately 3.5 million lives.

•	Blue Cross and Blue Shield of Tennessee established a policy covering approximately 3 million lives.

•	WellMark Blue Cross and Blue Shield, comprising plans in Iowa and North Dakota, established a policy covering approximately 2 million lives.

•	Blue Cross and Blue Shield plans in Kansas, Rhode Island and Nebraska, as well as Health Alliance Plan of Michigan, established policies covering a total of approximately 2.7 million lives.
— Obtained an expanded coverage policy from WellPoint, Inc., a leading health benefits provider, to include the majority of women diagnosed with node-negative, estrogen receptor-positive breast cancer.
International
— Established exclusive marketing agreement with GeneKor to distribute Oncotype DX in Greece.
— Expanded partnership to include Turkey with Teva Pharmaceutical Industries Ltd. to include distribution of Oncotype DX.
Pipeline
— Studies presented at the American Society of Clinical Oncology’s Gastrointestinal Cancers Symposium in January identified genes that could help predict the likelihood of recurrence and chemotherapy benefit for early-stage (stage II and III) colon cancer.
— Based on multiple clinical studies and analysis, reached a key milestone with the finalization of an 18 gene panel for Oncotype DX colon cancer assay, which is now undergoing analytical validation. The company anticipates beginning a clinical validation study of the assay in the second half of 2008.
— Announced plans to evaluate the use of the Oncotype DX 21-gene breast cancer panel, and also seek to identify other genes that may be used for treatment planning in women with ductal carcinoma in situ, or DCIS, which affects approximately 60,000 women per year in the United States.
— Under our collaboration with Pfizer, we received our first payments for the initiation of research to develop a genomic test to estimate the risk of recurrence following surgery for patients with stage I-III renal carcinoma, clear cell type.
Conference Call Details
To access the live conference call today, May 6 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 45418205. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 13 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291internationally. The replay passcode is 45418205.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test service, Oncotype DX®, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that the use of Oncotype DX is becoming standard practice in breast cancer treatment planning; our plans to broaden the clinical utility of Oncotype DX to include additional genes; our beliefs regarding the reasons for increased usage of Oncotype DX in patients with node-positive breast cancer; the results of studies related to early-stage colon cancer, and our ability to develop a clinical assay for early-stage colon cancer; our ability to identify other genes that may be clinically useful in DCIS; the timing of a validation study for our colon cancer assay; the outcome or success of clinical trials and our expectations regarding potential clinical outcomes; our plans to invest in our product pipeline and our commercial infrastructure; the applicability of clinical study results to actual outcomes; the impact of the inclusion of Oncotype DX in treatment guidelines, additional clinical studies and the Company’s commercial efforts on continuing growth in adoption, reimbursement and revenue growth; and our 2008 financial guidance regarding our expected net loss. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing test and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; the results of clinical trials; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2007. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2008	2007

	(Unaudited)
REVENUES:
Product revenues	$23,356	$13,146
Contract revenues	84	942

Total revenues	23,440	14,088

OPERATING EXPENSES:
Cost of product revenues	5,884	3,847
Research and development	6,405	5,170
Selling and marketing	12,367	8,153
General and administrative	5,906	4,089

Total operating expenses	30,562	21,259

Loss from operations	(7,122)	(7,171)

Other income (expense):
Interest income	621	516
Interest and other expense	(133)	(195)

Net loss	($6,634)	($6,850)

Basic and diluted net loss per share	($0.24)	($0.28)

Shares used to compute basic and diluted net loss per share	28,217,160	24,561,164

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Mar-08	31-Dec-07
	(Unaudited)	(Audited)
Cash and cash equivalents	$14,355	$39,164
Short term investments	51,012	29,196
Accounts receivable, net	6,736	5,089
Prepaid expenses and other current assets	3,095	3,105

Total current assets	75,198	76,554

Property and equipment, net	12,010	10,412
Restricted cash	500	500
Other assets	437	463

Total assets	$88,145	$87,929

Accounts payable	$1,957	$1,966
Accrued expenses and other current liabilities	8,896	7,616
Deferred revenue	4,624	1,008
Notes payable, short-term	2,665	2,687
Notes payable, long-term	1,380	2,039
Other liabilities	1,409	1,447
Stockholders’ equity	67,214	71,166

Total liabilities and stockholders’ equity	$88,145	$87,929

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.